Exhibit 10.12

ASSET PURCHASE AGREEMENT

by and among

BAYOU TANK SERVICES, LTD.,

A Texas limited partnership

And

BAYOU TANK COMPANY,

A Texas corporation

(collectively, the “SELLER”)

and

STALLION PRODUCTION SERVICES, LP

(“BUYER”)

dated

May 17, 2007

Exhibit A	Assignment and Bill of Sale
Exhibit B	Escrow Agreement-Closing
Exhibit C	Escrow Agreement – Earnest Money
Exhibit D	Employment Agreement
Exhibit E	Special Warranty Deed
Exhibit F	Special Power of Attorney
Exhibit G	Assumption Agreement

Schedule 1.01(a)	Equipment
Schedule 1.01(b)	Scheduled Contracts
Schedule 1.01(g)	Permits
Schedule 1.01(h)	Real Property
Schedule 1.02(a)	Excluded Assets
Schedule 2.01	Capital Expenditures Adjustment
Schedule 2.02(b)	Seller’s Long Term Debt
Schedule 2.04	Purchase Price Allocation
Schedule 3.01	Assumed Liabilities
Schedule 3.02	Retained Liabilities
Schedule 4.02(e)	Persons to sign Employment Agreements
Schedule 6.05	Absence of Changes
Schedule 6.07	Scheduled Permits
Schedule 6.09	Seller Intellectual Property
Schedule 6.13	Business Employees
Schedule 6.14	Environmental Permits
Schedule 6.15	Major Customers, Vendors/Suppliers
Schedule 6.16	Insurance Policies
Schedule 6.18	Inventories
Schedule 6.24	Financial Statements
Schedule 8.01	Conduct of Business

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of the 17th day of May, 2007, by and among STALLION PRODUCTION SERVICES, LP a Texas limited partnership (the “Buyer”), and BAYOU TANK SERVICES, LTD., a Texas limited partnership, and its General Partner, BAYOU TANK COMPANY, a Texas corporation (collectively, the “Seller”) as follows.

WHEREAS, Seller desires to sell and Buyer desires to purchase certain assets comprising Seller’s the frac tank rental and fluid transportation business (the “Business”), which are referenced as Acquired Assets in Section 1.01 below.

WHEREAS, the Principal, for purposes of this Agreement is Richard E. Agee, and is the individual who has substantial knowledge and experience with respect to all aspects of Seller and the Business.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, Buyer and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Article IV hereof, Seller shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase, acquire, and take assignment and delivery of all of the following assets (all of which assets are hereinafter referred to collectively as the “Acquired Assets”):

(a) all right, title and interest of Seller in and to the equipment, machinery, furniture and furnishings, computers and computer hardware (including processing units, terminals, disk drives, tape drives, passwords, printers, keyboards, screens, and peripherals), vehicles, trailers, apparatus, implements and other tangible personal property used or usable by the Seller in the Business including, but not limited to, the personal property listed or described on Schedule 1.01(a) hereto (the “Equipment”);

(b) all right, title and interest of Seller in, to and under the contracts and agreements described on Schedule 1.01(b) hereto (the “Scheduled Contracts”) and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to any of the Scheduled Contracts;

(c) all right, title and interest of Seller in and to inventories, including parts and spare parts inventories, chemicals, finished goods, products, work-in-progress, raw materials and other inventories (“Inventories”) used or usable in the Business;

(d) all of Seller’s books, records, papers and instruments of whatever nature and wherever located that relate to the Acquired Assets or which are required or necessary in order for Buyer to conduct the Business from and after Closing in the manner in which it is presently being conducted, including, without limitation, specifications, blue prints, drawings, designs, sales, promotional and marketing literature, accounting and financial records, personnel and labor records, sales and property tax records and returns, sales records, but excluding income tax records and returns and minute book and stock or other ownership records;

(e) all right, title and interest of Seller in all patents, trademarks, technology, know-how, data, copyrights, tradenames, service marks, licenses and other intellectual property (“Intellectual Property”) used or usable in the conduct of the Business, including, without limitation, all software, all of Seller’s rights under any licenses related to Seller’s use, at any time, of computer equipment, hardware or software;

(f) any lists in the possession of Seller that identify customers to whom sales have been made in connection with the operation of the Business and vendors from whom supplies are purchased in connection with the operation of the Business;

(g) all right, title and interest of Seller in and to all permits, authorizations, certifications, approvals, ordinances, licenses and other similar rights (“Permits”) used or usable in the conduct of the Business, to the extent assignable, including the Permits listed on Schedule 1.01(g);

(h) the real property as set forth and described in Schedule 1.01(h); and

(i) all right, title and interest in and to the name “Bayou Tank Services” and any derivative thereof used or usable in the Business.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, Seller is not selling, and Buyer is not purchasing pursuant to this Agreement, any of the following assets of Seller, and the term “Acquired Assets” shall not include any cash of the Seller, and the Excluded Assets specifically listed on Schedule 1.02(a).

ARTICLE II

PURCHASE PRICE

Section 2.01 Purchase Price. Buyer shall pay to Seller, as the aggregate purchase price for the Acquired Assets, an amount equal to (i) $72,000,000.00, plus (ii) 105% of the amounts expended by the Seller from December 1, 2006 until the Closing Date for the capital expenditures as listed on Schedule 2.01 hereof (which included the categories of additional capital equipment as the projected amounts for such expenditures) (the “Permitted Capital Expenditures”), the rights to which are conveyed to Buyer at the Closing (the “Capital Expenditure Adjustment”), plus or minus (iii) the Adjustment Amount, as defined in Section 2.03, below. Items (i), (ii) and (iii) are being collectively defined herein as the “Purchase Price”). The Purchase Price shall be subject to adjustment as provided in Section 2.03.

Section 2.02 Payment of Purchase Price. The Purchase Price shall be payable on the Closing Date as follows:

(a) Cash consideration equal to $72,000,000.00; and

(b) Seller will be required to repay all its long-term debt as listed on Schedule 2.02(b) on or before the Closing, and to the extent that long-term debt exists on the Closing Date, it will direct a sufficient amount of the cash consideration payable to it in (b), above, to repay such long-term debt in full.

(c) Notwithstanding the foregoing, a portion of the Purchase Price, in the amount of $3,600,000 will be deposited on the Closing Date by Buyer in, and subsequently distributed from, the Escrow Deposit, pursuant to the terms of Section 2.06 of this Agreement.

Section 2.03 Prorations; Adjustments. (i) Prorations: All personal property taxes with respect to the Acquired Assets and all rent and other payments under or pursuant to the Scheduled Contracts shall be apportioned and shall be adjusted, as of the Closing Date, and the net amount thereof shall be added to or deducted from, as the case may be, that portion of the Purchase Price paid by Buyer on the Closing Date. If the amount of any item is not known at the time of Closing, it shall be apportioned on a basis which is agreed to by Buyer and Seller prior to the payment of the Purchase Price with a reapportionment when definitive data is available. Seller shall pay all sales, use, and other transfer taxes with respect to the sale and Buyer’s purchase of the Acquired Assets.

(ii) Working Capital Adjustment: (a) Formula for Adjustment. The Purchase Price will be adjusted upward or downward by the amount that the Net Working Capital is different from $2,800,000. “Net Working Capital” shall be defined as (i) total current assets minus (ii) total current liabilities minus (iii) cash balances, minus (iv) any current assets designated by the Parties as not readily convertible into cash using normal commercial means, minus (v) shareholder or employee advances or notes receivables, plus (vi) the current portion of interest bearing debt, plus (vii) shareholder or employee advances or notes payable. Current assets and current liabilities excluded from the Net Working Capital, as defined above, will be treated as Retained Assets or Retained Liabilities, as applicable, and current assets and current liabilities that are included in Net Working Capital, as defined above, will be treated as Acquired Assets and Assumed Liabilities.

(b) Estimated Net Working Capital and the Adjustment Amount. Ten (10) days prior to the Closing Date, or later if the Parties agree, the Seller will provide its good faith estimate of the Seller’s Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”). The Net Working Capital adjustment (the “Adjustment Amount”) will be calculated by subtracting $2,800,000 from the Estimated Net Working Capital. If the Adjustment Amount is positive, then the Buyer will pay 75% that amount in cash as a portion of the Purchase Price, and if the Adjustment Amount is negative, then Buyer will deduct 75% that amount from the cash consideration due as part of the Purchase Price, all as set forth in Section 2.01, above.

(c) Final Net Working Capital and Final Adjustment Amount. The final Adjustment Amount, if any, will be determined by the Buyer and submitted to the Seller for approval not later than sixty (60) days after the Closing. If within thirty (30) days following delivery of the proposed final Adjustment Amount, the Seller has not given Buyer notice of its objection to the proposed Adjustment Amount (such notice must contain a statement of the basis of the Seller’s objection), then the proposed Adjustment Amount will be accepted as the Adjustment Amount. If the Seller gives such notice of objection, Seller will, at the time of giving the notice of objection, submit to Buyer its alternative adjustment amount, with supporting documentation for such alternative adjustment amount. If Buyer fails to deliver its proposed Final Adjustment Amount within such sixty (60) day period, Seller, at its option, may either propose a Final Adjustment Amount in the same manner as set forth in (d) below, or accept the estimated Adjustment Amount, with any remaining balance pursuant to Section 2.03(b) either paid or deducted as the case may be.

(d) Resolution of Final Adjustment Amount. If Seller does not accept Buyer’s alternative amount within ten (10) days after its submission to Seller, Seller and Buyer will have a thirty (30) day period in which to resolve the issues in dispute. If Seller and Buyer are unable to resolve the dispute within such thirty (30) day period, then the issues in dispute will be submitted to an independent public accounting firm (the “Accountants”), acceptable to the parties for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and Seller will each bear 50% of the fees of the Accountants for such determination.

(e) Payment. On the tenth (10th) business day following the final determination of the Adjustment Amount, if the Purchase Price is greater than the payment made at Closing, Buyer will pay the difference to the Seller, and if the Purchase Price is less than such aggregate amount, the Seller will pay the difference to the Buyer, such settlement to include, in all events, an accounting for the estimated 75% of the Adjustment Amount that was paid at Closing. Payments must be made in immediately available funds, by wire transfer to such bank account as Seller or Buyer will specify.

(f) Accounting. All accounting determinations to be made pursuant to this Section 2.03 will be made according to GAAP, on a basis as consistently applied by Seller in its audited financial statements prior to the Closing Date.

Section 2.04 Allocation of Consideration. The Purchase Price shall be allocated in the manner set forth on Schedule 2.04. Buyer and Seller shall use such allocations as the basis for reporting asset values and other items for purposes of all tax returns. Buyer and Seller agree to treat and report (and, if necessary, to cause each of its affiliates to treat and report) the transactions provided for in this Agreement in a manner consistent with Schedule 2.04.

Section 2.05 Escrow Deposit – Earnest Money. At the time of the execution of this Agreement by all the Parties, Buyer shall deposit in an interest bearing account with Wells Fargo Bank, N.A., (the “Escrow Agent”) the amount of $7,200,000 as earnest money (the “Earnest Money Deposit”) for the purposes and in accordance with the provisions regarding distribution thereof set forth below, and pursuant to the Escrow Agreement-Earnest Money of even date herewith, by and among Seller, Buyer and the Escrow Agent (the “Escrow Agreement-Earnest Money”). The Earnest Money Deposit will be held by Escrow Agent pursuant to the terms and conditions of the Escrow Agreement – Earnest Money, attached hereto in substantially the form of Exhibit C until the earlier of its release in accordance with the Escrow Agreement or until the Closing Date. If held pursuant to the Escrow Agreement until the Closing Date, and the Escrow Agreement – Earnest Money does not otherwise provide, the Earnest Money Deposit will be released to Seller in accordance with the terms and conditions hereof, and credited to the Purchase Price; provided, however that the Escrow Agreement – Earnest Money will provide, in all events that in the event of termination of this Agreement in accordance with the provisions of Section 10.01 of this Agreement, the Earnest Money Deposit will be distributed to the Seller as described in Section 10.02 of this Agreement.

Section 2.06 Escrow Deposit – Closing. At the time of the Closing, Buyer shall deposit the amount of $3,600,000 in an interest bearing account to be maintained at the Escrow Agent (the “Escrow Deposit”), for the purposes and in accordance with the provisions regarding the distribution as set forth below, and pursuant to the Escrow Agreement-Closing by and among Seller, Buyer and the Escrow Agent of even date herewith (“Escrow Agreement-Closing”) attached hereto in substantially the form of Exhibit B. The Escrow Agreement-Closing will provided that if (i) Seller is not in current, existing and uncured default or breach of any of the terms and conditions of this Agreement, and (ii) all proof of ownership documents or documents of title have been obtained by or assigned and transferred to Buyer, and (iii) Buyer has verified to Buyer’s satisfaction the location and existence of all Acquired Assets, then the Escrow Deposit and all accrued interest thereon will become payable to Seller on October 31, 2007. The Escrow Agreement-Closing will further provide that in the event of a breach by Seller of the representations, warranties and covenants of Seller under this Agreement, Buyer shall notify Seller in writing of the specific nature of such breach, and an estimate of the damage to Buyer caused by such alleged breach. If Seller is otherwise unable to remedy such breach, and subject to the threshold amounts as described in Section 9.03(b) hereof, Buyer shall be entitled to disbursement of the damage amount from the Escrow Deposit. Seller shall be entitled to a disbursement of any undisputed portion of the Escrow Deposit, even during the pendency of an unresolved breach of this Agreement by the Seller.

ARTICLE III

ASSUMED LIABILITIES; RETAINED LIABILITIES

Section 3.01 Assumed Liabilities. Except as expressly referenced in Schedule 3.01 attached hereto, and expressly including the assumption by Buyer of the Scheduled Contracts (the “Assumed Liabilities”), Buyer shall not assume, and shall not be deemed to have assumed, any liability or obligation of Seller whatsoever, including any liability or obligation relating to the Acquired Assets.

Section 3.02 Retained Liabilities. Except as expressly referenced in Schedule 3.02 attached hereto (“Retained Liabilities”), Seller acknowledges and agrees that it is responsible for and shall indemnify and hold harmless Buyer from and against any and all claims, liabilities, losses or obligations arising out of or relating to the following:

(a) any accrued salaries, bonuses or other accrued compensation or employee benefits of any employees of Seller with respect to the period prior to the Closing Date;

(b) any obligations to employees or consultants of the Company under any employment, consulting, change of control or severance agreements with respect to the period prior to and including the Closing Date;

(c) obligations of Seller under this Agreement;

(d) taxes with respect to the ownership of the Acquired Assets or conduct of the Business prior to the Closing; and

(e) fees and expenses, if any, owed to third parties incurred in connection with the sale of the Acquired Assets.

(f) any contracts, agreements or instruments to which Seller is a party or any of the Acquired Assets are bound, whether or not relating to the Business other than liabilities arising after the Closing under Scheduled Contracts; and

(g) the business, operations or activities conducted by Seller in connection with the Business or Acquired Assets prior to the Closing other than the Assumed Liabilities.

(h) the current liabilities that were excluded from the Net Working Capital Adjustment.

ARTICLE IV

THE CLOSING

Section 4.01 Time and Place. The execution and delivery of the documents and instruments necessary to consummate the purchases and sales contemplated by this Agreement and payment of the consideration due hereunder (the “Closing”) shall be held at the offices of Bond & Smyser, L.L.P., at 5505 Jackson, Houston, Texas 77004 at 10:00 am on July 31, 2007, or at such other time or place as Buyer and Seller may agree (the “Closing Date”). The effective date of the consummation of the sales and purchases herein contemplated shall be the Closing Date.

Section 4.02 Documents to be Delivered by Seller. At the Closing:

(a) Seller shall execute and deliver to Buyer an Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit A, conveying to Buyer (or such designee) good and marketable title to the Acquired Assets being purchased from Seller and the Escrow Agreement-Closing substantially in the form attached hereto as Exhibit B;

(b) Seller shall execute and deliver to Buyer (or its designee) such other instrument or instruments of sale, transfer and assignment transferring, assigning and conveying the assets of Seller being purchased as shall be appropriate to vest in Buyer (or such designee) good and marketable title to the Acquired Assets;

(c) Seller shall deliver, or cause to be delivered the consideration required to repay its long-term debt and the documents to properly evidence the repayment;

(d) Seller shall deliver a copy of the resolutions of the General Partner authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, in each case duly certified as of the Closing Date by the Secretary or any Assistant Secretary of the General Partner of the Seller;

(e) Seller will deliver a certified copy of the list of employees and the information required with respect thereto as described in Section 6.13(c).

(f) To the extent any consents or approvals shall be necessary to any of the transactions, herein contemplated, or to the effective transfer or assignment of any of the assets being purchased by Buyer from Seller, Buyer shall have obtained all such consents or approvals in writing in a form satisfactory to Buyer, including but not limited to, the written consent of XTO Energy, Inc., to the assignment of the contracts between XTO Energy, Inc., and the Seller, identified in Schedule 1.01(b).

(g) Cause those persons listed on Schedule 4.02(e) to execute and deliver to Buyer an Employment Agreement in the form attached as Exhibit D.

(h) Execute and deliver to Buyer a Special Warranty Deed in the form attached as Exhibit E.

(i) Execute and deliver to Buyer a Special Power of Attorney in the form attached as Exhibit F.

Section 4.03 Documents to be Delivered by Buyer. At the Closing, Buyer shall:

(a) Pay the cash portion of the Purchase Price as described in Section 2.02(b), facilitate the retirement of the long term debt identified in Schedule 2.02(a), execute the Escrow Agreement-Closing and make the Escrow Deposit;

(b) Deliver to Seller a copy of the resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, in each case duly certified as of the Closing Date by the Secretary or any Assistant Secretary of Buyer;

(c) Deliver to the Seller an Assumption Agreement to assume the Assumed Liabilities, in substantially the form attached as Exhibit G.

(d) To the extent any consents or approvals shall be necessary to any of the transactions herein contemplated, or to the effective transfer or assignment of any of the assets being purchased by Buyer from Seller, deliver to Seller copies of all such consents or approvals as obtained by Buyer in a form satisfactory to Seller.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.01 Buyer’s Conditions to Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to Buyer’s satisfaction of each of the following conditions:

(a) The representations and warranties of Seller herein contained shall be true on and as of the Closing Date, except for any variations permitted by this Agreement.

(b) Seller shall have performed all material covenants and obligations and complied with all material conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) The Seller shall have secured in writing all consents and approvals that it is required to obtain pursuant to the express terms hereof, by and from all third parties whose consent and approval is required by contract for the consummation of the transactions herein contemplated.

(d) Seller shall have delivered all documents required to be delivered by Seller at Closing, as more specifically set forth in Article IV of this Agreement, in each case in form and substance reasonably satisfactory to Buyer.

(e) The Seller and Buyer shall have secured all appropriate orders, consents, approvals and clearances that it is required to obtain pursuant to the express terms hereof, and that may be obtained prior to the Closing Date, in form and substance reasonably satisfactory to Buyer, by and from all parties, including any notice filings required by Hart Scott Rodino Act, or other regulatory agencies and other governmental authorities and agencies, whose order, consent, approval or clearance is required by law for the consummation of the transactions herein contemplated.

Section 5.02 Seller’s Conditions to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to Seller’s satisfaction of the following conditions:

(a) The representations and warranties of Buyer herein contained shall be true on and as of the Closing Date with the same force and effect as though made as of such date, except for any variations permitted by this Agreement.

(b) Buyer shall have performed all material covenants and obligations and complied with all material conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(c) Buyer shall have delivered all documents required to be delivered by Buyer at Closing, as more specifically set forth in Article IV hereof, in each case in form and substance reasonably satisfactory to Seller.

(d) The Buyer and Seller shall have secured all appropriate orders, consents, approvals and clearances, in form and substance reasonably satisfactory to Seller, by and from all parties, including any notice filings required by the Hart Scott Rodino Act, or other regulatory agencies and other governmental authorities and agencies, whose order, consent, approval or clearance is required by contract or law for the consummation of the transactions herein contemplated.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 6.01 Organization of Seller; Authority. Bayou Tank Services, Ltd is a limited partnership duly organized, validly existing, and in good standing under the laws of the state of Texas; Bayou Tank Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas. Seller has all requisite power and authority to own and hold the Acquired Assets owned or held by it, to carry on the Business, and to own or lease and operate its properties as such business is now conducted and such properties are now owned, leased, or operated. Seller has all requisite power, authority, and capacity to execute and deliver this Agreement and all other agreements, documents, and instruments contemplated hereby and to carry out all actions required of it pursuant to the terms of this Agreement and such other agreements. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. All related agreements to be entered into by Seller at Closing will, at Closing, have been duly executed and delivered by Seller and will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

Section 6.02 Noncontravention. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance (as defined in Section 6.03 below) upon the Acquired Assets pursuant to (a) the agreement of limited partnership, the certificate of limited partnership, the charter documents, bylaws or other organizational documents of Seller, each as amended to date; (b) any contract, agreement or commitment (including the Scheduled Contracts) to which Seller is a party or by which Seller or the Acquired Assets are bound, or to which Seller or any of the Acquired Assets are subject; or (c) any statute or any judgment, decree, order, regulation, or rule of any court or governmental authority.

Section 6.03 Title to Acquired Assets. Seller is the lawful owner of, has good and valid record and marketable title to, and has the full right to sell, convey, transfer, assign, and deliver the Acquired Assets to Buyer. All of the Acquired Assets are held by Seller free and clear of any security interest, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, or restrictions against the transfer or assignment thereof (collectively, “Encumbrances”). At and as of the Closing, upon the repayment of the long term debt of Seller as required by this Agreement, Seller will convey the Acquired Assets to Buyer by deeds, bills of sale, certificates of title, and instruments of assignment and transfer effective to vest in Buyer, and Buyer will have good and valid record and marketable title to all of the Acquired Assets, free and clear of all Encumbrances.

Section 6.04 No Equity Interests. The Acquired Assets do not include any equity interest, or any security convertible, exercisable or exchangeable into any equity interest, in any person.

Section 6.05 Absence of Changes. Except as set forth on Schedule 6.05, since December 31, 2006:

(a) up to and through the date of execution of this Agreement, there has not been any occurrence or circumstance which could have a material adverse effect on the Business;

(b) the Business has been operated and maintained in the ordinary course of business, except as expressly described in Schedule 2.01 concerning Permitted Capital Expenditures of the Seller;

(c) up to and through the date of execution of this Agreement, there has not been any material damage, destruction or loss to any material portion of the Acquired Assets, that has not been covered by insurance;

(d) there has been no merger or consolidation of Seller with any other person or any agreement with respect thereto;

(e) neither Seller nor any of its affiliates has entered into any employment, consulting, severance or indemnification agreement or an agreement with respect to a retention bonus with any of the employees of the Business, nor has the Seller or any of its affiliates incurred or entered into any collective bargaining agreement or other obligation to any labor organization or employee;

(f) up to and through the date of execution of this Agreement, there has been no actual, pending or, to the Knowledge of Seller, threatened adverse change in the relationship of the Seller or any of its affiliates with any material customer, supplier, distributor or sales representative of the Business;

(g) there has been no increase in the compensation or benefits of any officer or employee of the Business outside the ordinary course of business; and

(h) there is no contract or agreement to do any of the foregoing, except as expressly permitted by this Agreement.

Section 6.06 Personal Property.

(a) At Closing, Buyer intends to purchase and Seller intends to sell all or substantially all of the personal property of Seller related to or used in the operation of the Business. Schedule 1.01(a) includes the items of Equipment required to be conveyed hereby, including, the equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and each other item of tangible personal property used or held for use by Seller in connection with the Business. If any personal property related to or used in the operation of the Business is not transferred at Closing, other than the Excluded Assets, then Seller shall hold such property in trust for the benefit of Buyer, and promptly after discovery shall assign or cause to be assigned to Buyer all rights which otherwise would have been transferred to Buyer at the Closing so that Buyer has beneficial ownership of the property not so transferred until Seller’s right, title and interest in and to such property is transferred to Buyer.

(b) The Equipment included in the Acquired Assets constitutes all of the tangible personal property necessary for the continued ownership, use and operation of the Business consistent with the past practices of Seller since December 31, 2005 and with the practices of Seller as of the date hereof. Seller has good and marketable title to such Equipment free and clear of all Encumbrances, except to the extent any such Encumbrances are Assumed Liabilities hereunder. Upon the consummation of the transactions contemplated by this Agreement, Buyer will have good and marketable title to the Equipment free and clear of all Encumbrances. Each item of Personal Property is in good working order and repair (taking its age and ordinary wear and tear into account, and to the extent those items needing repair are noted in Schedule 1.01(a)), has been operated and maintained in the ordinary course of business and remains in suitable and adequate condition for use consistent with its primary use since December 31, 2005 (or later acquisition date). Seller has not deferred maintenance of any such item in contemplation of the transactions contemplated by this Agreement. As of the date of execution hereof, the Equipment is in operable and/or ready to rent condition, consistent with Seller’s normal past practices.

Section 6.07 Permits. Schedule 1.01(g) lists all Permits granted by any governmental authority and used or held by Seller or any of its affiliates in connection with the ownership and operation of the Acquired Assets or conduct of the Business. The Permits constitute all permits necessary for the ownership, use and operation of the Business consistent in all material respects with the past practices of the Business since December 31, 2005, except that during 2006, the Seller obtained permits to operate a salt water disposal well. Except as set forth in Schedule 6.07, the Permits are valid and in full force and effect and Seller and its affiliates are not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any of the Permits.

Section 6.08 Contracts.

(a) Schedule 1.01(b) identifies the Scheduled Contracts, including each of the following contracts, agreements, commitments or arrangements used or usable in connection with or relating to the Business to which Seller or any of its affiliates is a party or by which it or its properties is bound:

(i) any agreement that provides for the payment by Seller or any of its affiliates of more than $100,000 in any consecutive 12-month period or more than $150,000 over the remaining life of such Contract other than a Contract that is terminable by any party thereto giving notice of termination to the other party thereto not more than 30 days in advance of the proposed termination date, provided that it contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations;

(ii) any agreement that constitutes a purchase order or other agreement relating to the sale, purchase, lease or provision by Seller or any of its affiliates of goods or services in excess of $100,000 in any 12 month period;

(iii) any agreement that grants any person the exclusive right to sell products or provide services within any geographical region other than an agreement that is terminable by any party thereto giving notice of termination to the other party thereto not more than 30 days in advance of the proposed termination date, provided that it contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations;

(iv) any agreement that purports to limit the freedom of Seller or any of its affiliates to compete in any line of business or to conduct business in any geographic location;

(v) any agreement that is for the sale of goods or services and has not been substantially completed by Seller as of the Closing Date and which (A) was entered into by Seller on terms known at the time the agreement was entered into not to be commercially reasonable or (B) was entered into with the expectation that Seller would incur a loss;

(vi) any agreement that was entered into outside of the ordinary course of business;

(vii) any agreement constituting a partnership, joint venture or other similar arrangement;

(viii) any agreement relating to indebtedness for borrowed money, any agreement creating a capital lease obligation, any agreement for the sale of accounts receivable, any agreement constituting a guarantee of debt of any third person or any agreement requiring Seller to maintain the financial position of any other person;

(ix) any agreement in respect of Intellectual Property Rights granted to or by Seller;

(x) any lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) in excess of $10,000 in any consecutive 12-month period;

(xi) any agreement providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement;

(xii) any agreement between Seller, on the one hand, and any affiliate of Seller, on the other hand (including any agreement providing for (i) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the transactions contemplated by this Agreement or (ii) the indemnification of such affiliate by Seller);

(xiii) any agreement with any governmental authority; and

(xiv) any agreement involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging agreement.

(b) True and complete copies (including all amendments) of each Scheduled Contract have been provided to Buyer. Except as disclosed in Schedule 1.01(b): (i) each Scheduled Contract is the legal, valid obligation of Seller, and to the Knowledge of Seller, any other person party thereto, binding and enforceable against Seller and, to the Knowledge of Seller, any other person party thereto, in accordance with its terms; (ii) each Scheduled Contract has not been terminated, and neither Seller nor, to the Knowledge of Seller, any other person is in material breach or default thereunder, and to the Knowledge of Seller no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to Seller or acceleration thereunder; (iii) no party has asserted or has any right to offset, discount or otherwise abate any amount owing under the Scheduled Contract except as expressly set forth in such Scheduled Contract; and (iv) neither of Seller nor any of its affiliates is a party to any Scheduled Contract described in Section 1.01(b) that is not disclosed in Schedule 1.01(b).

Section 6.09 Intellectual Property.

(a) Schedule 6.09 identifies all Intellectual Property Rights owned or used in the conduct of the Business (the “Seller Intellectual Property”). The Seller Intellectual Property constitutes all Intellectual Property Rights necessary for the continued operation of the Business consistent with the past practices of the Business since December 31, 2005.

(b) Seller has ownership of, or valid licenses to use, all of the Seller Intellectual Property, free and clear of all Encumbrances. All consents required under the Seller Intellectual Property in connection with the transactions contemplated by this Agreement have been obtained and furnished in writing to Buyer. Upon the consummation of the transactions contemplated by this Agreement, Buyer will have good and marketable title to the Seller Intellectual Property free and clear of all Encumbrances.

(c) Except as disclosed on Schedule 6.09, during the three-year period preceding the date of this Agreement, none of Seller has been a party to any judicial or administrative proceeding alleging, nor has Seller or any affiliate of Seller been notified during such three-year period of any allegation of, any infringement or misappropriation of any item of Seller Intellectual Property, whether owned by Seller or any other person. To the

Knowledge of Seller, there has been no other material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by Seller of any Intellectual Property Rights of third persons or of any continuing material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by any other person of any of the Seller Intellectual Property. No Seller Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof.

(d) Except as set forth on Schedule 6.09, all statutory obligations and all fees, annuities and other payments which are due on or before the Closing Date for any of the Seller Intellectual Property including, without limitation, all United States or foreign patents, patent applications, trademark registrations, service mark registrations, copyright registrations and any applications for any of the preceding, have been met or paid in full.

Section 6.10 Brokers’ Fees. Neither Seller nor any of its affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or any of its affiliates could become liable or obligated.

Section 6.11 Taxes.

(a) All tax returns required to be filed by Seller with respect to any of the Acquired Assets or the Business have been duly and timely filed with the appropriate governmental authority, (ii) all tax items required to be included in each such tax return have been so included and all such tax items and any other information provided in each such tax return is true, correct and complete, (iii) all taxes owed by Seller with respect to any of the Acquired Assets or the Business that are or have become due have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such tax return or late payment of any such tax, (v) all tax withholding and deposit requirements imposed with respect to any of the Acquired Assets or the Business have been satisfied in full in all respects, (vi) there are no Encumbrances on any of the Acquired Assets or the Business that arose in connection with any failure (or alleged failure) to pay any tax, (vii) there is no claim pending or threatened by any governmental authority in connection with any such tax, (viii) none of such tax returns are now under audit or examination by any governmental authority, (ix) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any such tax Return or the assessment or collection of any such tax, and (x) Buyer will not be liable as a successor or transferee for any unpaid taxes related to the Business or the Acquired Assets.

(b) For purposes of this Section 6.11, the terms “taxes,” “tax Items” and “tax Returns” shall have the meanings prescribed below:

(i) “tax” or “taxes” means any taxes, assessments, fees and other governmental charges imposed by any governmental authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

(ii) “tax items” means all items of income, gain, loss, deduction and credit and other tax items; and

(iii) “tax return” means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 6.12 Product and Service Warranty. No warranty claims have been asserted during the three year period prior to the date of execution hereof in connection with the Business from which Seller has incurred costs in excess of $75,000.

Section 6.13 Employees; Employee Relations.

(a) Seller is not a party to or bound by any collective bargaining agreement applicable to any employee involved in the Business (“Business Employee”), and Seller has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes with respect to any Business Employee during the three-year period prior to the date of this Agreement. Seller has not committed any unfair labor practice with respect to any Business Employee during such three-year period. To the Knowledge of Seller, no organizational efforts are presently being made or threatened by or on behalf of any labor union with respect to any Business Employees.

(b) No legal proceedings, charges, complaints, grievances or similar actions have been commenced with respect to Seller under any laws or regulations affecting the employment relationship, and, to the Knowledge of Seller, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, or claims. Seller is not subject to any settlement or consent decree with any present or former employee, employee representative or any governmental authority relating to claims of discrimination or other claims in respect to employment practices and policies. No governmental authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of Seller.

(c) Seller has provided to Buyer on or before the date of execution hereof, a true, correct and complete list of all Business Employees. The list described in the preceding sentence shows each Business Employee’s name, job title, original hire date, bonus paid or payable for calendar year 2006 and current base salary or base wages. Except as otherwise disclosed to the Buyer in Schedule 6.13, as of the date of this Agreement, no current or former Business Employee of Seller is on a disability leave of absence, is receiving disability benefits, or is in an elimination or other waiting period with respect to his or her receipt of disability benefits. There are no loans or other obligations payable or owing by Seller any Business Employee, except salaries, wages and salary advances and reimbursement of expenses incurred and accrued in the ordinary course of business, nor are any loans or debts payable or owing by any such individuals to Seller, nor has Seller guaranteed any of such individual’s respective loans or obligations. There are no contracts of employment with any of the Business Employees except as listed on Schedule 6.13. True and complete copies (including all amendments) of each such contract of employment with any of the Business Employees have been provided to Buyer.

Section 6.14 Environmental Matters.

(a) Schedule 6.14 sets forth all environmental Permits required for operation of the Business. No additional environmental Permits are required for the operation of the Acquired Assets to Buyer or are required to be obtained by Buyer for the operation of the Business and use of the Acquired Assets by Buyer as of the Closing Date. Except as otherwise disclosed in Schedule 6.14, the environmental Permits described therein are in full force and effect. There are no proceedings pending or threatened which might affect (i) the validity of any environmental Permits described in Schedule 6.14, (ii) the ability of Seller or Buyer to obtain prior to the Closing Date any environmental Permit described in Schedule 6.14 which has not been obtained at the date of this Agreement, or (iii) the ability of Buyer to obtain within the time specified by applicable Environmental Law any environmental Permit described in Schedule 6.14, nor is there any basis for any such proceeding.

(b) None of the Acquired Assets or other property used in the Business is subject to any Encumbrance imposed by or arising under any Environmental Law, and there are no proceedings pending or threatened for imposition of any such Encumbrance, nor is there any basis for any such Encumbrance or proceeding.

(c) The Business and the Acquired Assets are currently, and have at all times in the past been operated, in compliance with the requirements of applicable Environmental Laws. Neither Seller nor any of its affiliates have received any communication in any form from any governmental authority or any other person alleging that Seller is not in compliance with any Environmental Law applicable to the Business. To the Knowledge of Seller, there are no circumstances relating to the Business that may prevent or interfere with Buyer’s compliance with all Environmental Laws applicable to the Business at the Closing Date.

(d) There are no present or past actions, activities, circumstances, conditions, events or incidents, including, without limitation, any release of any Hazardous Materials, with respect to the Business or the Acquired Assets that could reasonably be expected to form the basis for assertion of any environmental liability against any owner or operator of the Business or the Acquired Assets. There has been no release of hazardous materials in connection with the Business for which all clean-up, remediation and restoration actions required under Environmental Laws have not been performed and completed to the satisfaction of the relevant governmental authority. There is no asbestos contained in or forming part of any equipment, property, building, building component, structure or office space used in connection with the Business.

(e) There are no proceedings pending or threatened against Seller or any of its affiliates or any predecessor with respect to operation of the Business, against the Business itself or any property or assets used therein, in which any violation of any Environmental Law is alleged or any environmental liability is asserted, nor is there any basis for any such proceeding. The matters described in Sections 6.14(a) through 6.14(e), above are hereinafter referred to as “Environmental Liabilities.”

(f) Seller has provided or made available to Buyer all internal and external environmental audits, assessments, reports, studies, documents, and correspondence on environmental matters and compliance with Environmental Laws relating to the operation of the Business and use of the Acquired Assets that are in the possession or control of Seller.

(g) For purposes hereof, the following terms shall have the meaning prescribed herein:

(i) “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including without limitation ambient air, surface, water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

(ii) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes and toxic substances, including without limitation: (a) “solid or hazardous wastes”, “hazardous substances”, “toxic substances”, and “insecticides, fungicides or rodenticides” as defined in any Environmental Law and (b) gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos, urea formaldehyde and NORM waste.

Section 6.15 Customers, Vendors and Suppliers.

(a) To the Knowledge of Seller, as of the date of execution hereof, there is no present intent of any significant customer, vendor or supplier of the Business to discontinue or substantially alter its relationship as such with the Business or Buyer upon consummation of the transactions contemplated hereby that would have a material adverse effect on the Seller or the Business.

(b) Schedule 6.15 sets forth a list of the top 10 customers and top 10 vendor/suppliers of the Business for the fiscal year ending December 31, 2006.

Section 6.16 Insurance. Schedule 6.16 sets forth a true and complete list of all policies, binders, and insurance contracts under which the Business or any of the Acquired Assets is insured (the “Insurance Policies”). With respect to each Insurance Policy, Schedule 6.16 sets forth a true and correct description of (a) the scope of coverage, (b) the limits of liability, (c) deductibles and other similar amounts, and (d) the aggregate limits and available coverage (if less than the aggregate limits) as of the date hereof. Each of the Insurance Policies is in full force and effect, there has been no written notice of any cancellation or any threatened cancellation of any Insurance Policy, and Seller is a named insured or loss payee, as applicable, under each Insurance Policy.

Section 6.17 Books and Records. All books and records relating to the ownership and operation of the Business and the Acquired Assets are located at the premises of the Business to which such books and records primarily relate, have been maintained substantially in accordance with applicable legal requirements, comprise all of the books and records relating to the ownership and operation of the Business and the Acquired Assets.

Section 6.18 Inventories. Seller owns its Inventories free and clear of all Encumbrances. Except as disclosed on Schedule 6.18, such Inventories were acquired for sale in the ordinary course of business and are in good and saleable condition and are not obsolete, slow moving or damaged. None of such inventory is subject to any consignment, bailment, warehousing or similar arrangement.

Section 6.19 Assets Necessary to the Business. At the execution of this Agreement, the Acquired Assets transferred to Buyer pursuant hereto (a) will constitute all of the assets necessary or required to permit Buyer to carry on the Business in substantially the same manner as presently conducted and as conducted since December 31, 2005, except that during 2006, the Seller obtained permits to operate a salt water disposal well, and (b) subject to the agreements concerning Permitted Capital Expenditures as set forth in Section 2.01, above, constitute all of the assets of Seller and its affiliates used in the Business presently and as conducted since December 31, 2005, other than the Excluded Assets.

Section 6.20 Conformity to Law. Seller has complied with, and is in compliance with, (a) all laws, statutes, governmental regulations, and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, or similar commands applicable to its Business or any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning, or other law, regulation, or ordinance), to the extent that any noncompliance would not cause a material adverse effect on the Business; (b) all unwaived terms and provisions of all contracts, and agreements to which Seller is a party, or by which Seller or any of the Acquired Assets is subject, to the extent that any noncompliance would not cause a material adverse effect on the Business; and (c) its agreement of limited partnership, certificate of limited partnership, charter documents and bylaws, each as amended to date. Seller has not committed, been charged with, or been under investigation with respect to, nor does there exist, any violation of any provision of any law or regulation in respect of its Business or any of the Acquired Assets.

Section 6.21 Commissions. Seller does not and will not owe any commissions to any customer of Seller, and Seller is not obligated to pay any other amounts to or perform other obligations (other than routine servicing of customer accounts) for any customer of the Business.

Section 6.22 Absence of Certain Business Practices. Neither Seller nor any officer, employee or agent of Seller, nor any other person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the Business (or to assist Seller in connection with any actual or proposed transaction) which (i) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a material adverse effect on the Business or Acquired

Assets, or (iii) if not continued in the future, might materially adversely effect the Business or Acquired Assets.

Section 6.23 Disclosure. No representation or warranty by Seller in this Agreement or in any exhibit, schedule, written statement, certificate, or other document delivered or to be delivered to Buyer pursuant hereto, or in connection with the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the businesses of Seller with proper and complete information as to Seller and the identity, value, and usability of the Acquired Assets.

Section 6.24 Financial Statements. Schedule 6.24 shows (i) the audited balance sheet and income statement for Seller for the period ending December 31, 2005; (ii) the audited balance sheet and income statement for the period ending December 31, 2006; and (iii) the unaudited interim balance sheet and income statement for Seller for the two month period ending March 31, 2007. Such statements are true, complete and correct in all material respects and have been prepared in accordance GAAP standards in all material respects, and present fairly the financial condition of the Seller.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 7.01 Organization and Standing of Buyer; Authority. Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the state of Texas. Buyer has full power and authority under its charter documents and bylaws and applicable laws to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Section 7.02 Noncontravention. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will constitute a violation of, or be in conflict with, constitute, or create a default under, or result in the creation or imposition of any liens upon any property of Buyer pursuant to (a) the charter documents or bylaws of Buyer, each as amended to date; (b) any agreement or commitment to which Buyer is a party or by which Buyer or any of its properties is bound or to which Buyer or any of its properties is subject; or (c) any statute or any judgment, decree, order, regulation, or rule of any court or governmental authority relating to Buyer.

Section 7.03 Permits. Buyer qualifies to assume all of the Permits, or if not assumable, qualifies to apply for and receive all of the governmental permits necessary or desirable in order to conduce the Business that is has agreed to purchase hereby.

Section 7.04 Brokers. Buyer has not retained, utilized, or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

COVENANTS

Section 8.01 Conduct of Business. From the date of this Agreement through the Closing Date, except as set forth on Schedule 8.01, as contemplated by this Agreement, or as consented to by Buyer in writing, (a) Seller shall (x) operate the Business in the ordinary course of business and (y) use reasonable efforts to preserve intact the Business and its relationship with customers, suppliers and others having relationships with the Business and (b) Seller shall not:

(i) except as required by law or in the ordinary course of business, (A) grant or increase any bonus, salary, severance, termination or other compensation or benefits or other enhancement to the terms or conditions of employment to any of the Business Employees, (B) make any change in the Business’ key management structure or (C) adopt, enter into or amend in any material respect any benefit plan covering Business Employees;

(ii) change its accounting methods, policies or practices relating to the Business, except as required by GAAP;

(iii) make, amend or revoke any election with respect to taxes relating to the Business or Acquired Assets;

(iv) sell, assign, transfer, lease or otherwise dispose of any assets used or usable in the Business, except in the ordinary course of business;

(v) create any Encumbrances on any of the Acquired Assets, except for any Encumbrances required to implement the Permitted Capital Expenditures as set forth on Schedule 2.01;

(vi) enter into any contractual commitment which is intended to become one of the Scheduled Contracts, or materially revise any of the Scheduled Contracts, without first obtaining the written consent of the Buyer; or

(vii) agree, whether in writing or otherwise, to do any of the foregoing.

Seller will give prompt written notice to the Buyer of any material adverse development that occurs after the execution of this Agreement, that if occurring prior to the execution of this Agreement, would have been a breach of a representation or warranty hereunder, expressly provided that no disclosure hereunder will be deemed to amend or supplement any Disclosure Schedule. Notwithstanding the above, Seller will be entitled to repay all or any part of its long-term debt any time prior to or concurrently with the Closing Date.

Section 8.02 Access. From the date hereof through the Closing Date, Seller shall afford to Buyer and its authorized representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the Business, to the properties, books, contracts, records and appropriate officers and employees of Seller to the extent related to the Business and Acquired Assets, and shall furnish such authorized representatives with all financial and operating data and other information concerning the affairs of Seller to the extent related to the Business as Buyer and such representatives may reasonably request. Buyer will provide to the Seller copies of any environmental assessments or reports by or on behalf of the Buyer with respect to the Business or Acquired Assets of the Seller.

Section 8.03 Third Party Approvals. Buyer and Seller shall (and shall each cause their respective affiliates to) use reasonable efforts to obtain all material consents and approvals of third parties that any of Buyer, Seller or their respective affiliates are required to obtain in order to consummate the transactions contemplated hereby.

Section 8.04 Non-Competition.

(a) (i) Seller, and the Designated Principals (as defined below) of Seller, in order to induce Buyer to enter into this Agreement, expressly covenant and agree that during the Prohibited Period (as defined below), Seller and the Designated Principals will not, and Seller and the Designated Principals will cause their respective affiliates not to, directly or indirectly, own, manage, operate, join, control or participate in or be connected with, or loan money to or sell or lease equipment to, any business, individual, partnership, firm, corporation or other entity, which wholly or in any significant part, engages in a frac tank rental and fluid transportation business (a “Competing Business”) within an area comprised of a 300 mile radius of Dew, Texas. For purposes of this Section 8.04, any such business, individual, partnership, firm, corporation or other entity shall be deemed to be engaged in significant part in a Competing Business if more than 5% of its gross revenues in any 12 month period are attributable to operations that compete with the Business of Seller. “Prohibited Period” shall mean three (3) years from and after the Closing Date. “Designated Principals” shall mean Richard E. Agee, Nyron Devenish and Brett T. Agee.

(ii) Seller and Designated Principals further expressly covenant and agree that during the Prohibited Period, Seller and Designated Principals will not, and Seller and the Designated Principals will cause their respective affiliates not to (1) engage or employ, or solicit or contact with a view to the engagement or employment of any person who was an officer or employee of Seller or any of its affiliates (including any Business Employee); or (2) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Business any person who or which was a customer of Seller or any of its affiliates.

(iii) To the extent that any part of this Section 8.04(a) may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

(b) Seller, the Designated Principals and Buyer agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.04(a) are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Buyer. Seller, the Designated Principals and Buyer further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 8.04, Buyer shall be entitled to immediate injunctive relief, as any such breach would cause Buyer irreparable injury for which they would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Buyer from pursuing any other remedies available to it hereunder, at law or in equity for any such breach or threatened breach.

(c) Seller and the Designated Principals hereby represent to Buyer that they have read and understand and agree to be bound by, the terms of this Section 8.04. Seller and the Designated Principals acknowledge that the geographic scope and duration of the covenants contained in this Section 8.04 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Business, (ii) Seller’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (iii) the fact that the Business is conducted throughout the geographic area where competition is restricted by this Agreement, and (iv) the amount of consideration that Seller and Designated Principals are Designated receiving, directly or indirectly, in connection with the transactions contemplated by this Agreement and the amount of goodwill for which Buyer is paying. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable legal requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable legal requirements, the parties hereto waive any provision of applicable legal requirements that would render any provision of this Section 8.04 invalid or unenforceable.

Section 8.05 Use of Name. From and after the Closing Date, neither Seller nor any of its affiliates or the Designated Principals will directly or indirectly use in any manner the name “Bayou Tanks” or any derivative thereof or any other trade name, trademark, service mark or logo used by Seller, or any word or logo that is similar in sound or appearance, in the Business. Within 60 days after the Closing Date, Seller shall provide Buyer with a certified copy of its relevant organizational documents indicating that it has changed its name in accordance with the foregoing sentence.

Section 8.06 Further Assurances. Seller, the Principals and Buyer will, at the request of any other party hereto, take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Agreement; provided, however, that no such action, document, instrument or conveyance shall increase a party’s liability beyond that contemplated by this Agreement.

Section 8.07 Confidentiality. Seller and Buyer agree to maintain the fact of this Agreement and the information that they have shared prior to the date of this Agreement and any information either obtains up to and through the Closing Date as confidential, and it will not be divulged by either of them to any party unless and until the Party that wishes to make the disclosure obtains written permission from the other Party. Seller agrees that from and after the Closing Date through the Prohibited Period, any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Business shall be maintained in confidence and shall not be divulged by the Seller or any of its affiliates to any party unless and until they shall become public knowledge (other than by disclosure in breach of this Section 8.07) or as required by applicable legal requirements, including applicable securities laws and regulations; provided, before the Seller or any of its affiliates discloses any of the foregoing as may be required by applicable legal requirements, such person shall give Buyer reasonable advance notice and take such reasonable actions as Buyer may propose to minimize the required disclosure.

Section 8.08 Exclusivity. From the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to Section 10.1, Seller will not (and Seller will not permit any of its officers, directors, managers or advisors to), directly or indirectly, solicit, initiate, encourage, negotiate with, engage in discussions with, accept any proposal or offers for a, direct or indirect, acquisition of all or substantially all of the Acquired Assets or Business by such person.

Section 8.09 Permits. Buyer will use its best efforts on or before the Closing Date to apply for and receive all transfers of Permits, or if necessary, new governmental permits, necessary or desirable in order to continue to operate the Business, except to the extent that it is customary to transfer or apply for any such Permits on or after the Closing Date.

Section 8.10 Covenants Concerning Employees. For the period of time up to and through the Closing Date, Seller will not, and for the period of time after the Closing Date, Buyer will not implement any plant closing or any lay off of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local law or regulation or ordinance (collectively, the “WARN Act”), and no such action will be implemented without the advance written notice to each of the Parties hereto.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. Except as expressly set forth below, all representations and warranties of the Seller contained in this Agreement (expressly including any representations and warranties made with respect to the salt water disposal well (the “Disposal Well”) in Section 6.14 and all covenants contained in this Agreement that are to be performed prior to the Closing shall survive the Closing until eighteen (18) months after the Closing Date, except that the representations and warranties in Sections 6.11 and 6.14 shall survive (i) with respect to Section 6.11, for the applicable statute of limitations, and (ii) with respect to Section 6.14, except with respect to the Disposal Well as set forth above, for a period of five (5) years.

Section 9.02 Seller Indemnity. Seller and the Principal agree to indemnify and hold Buyer harmless from and with respect to any and all claims, liabilities, losses, damages, costs, and expenses, including, with limitation, the fees and disbursements of counsel, related to or arising directly or indirectly out of any of the following:

(a) any inaccuracies in any representation or warranty made by Seller in or pursuant to this Agreement or any failure or breach by Seller of any pre-closing covenant, obligation, or undertaking made by Seller in this Agreement;

(b) any failure or breach by Seller of any post-closing covenant/obligation or undertaking made by Seller in this Agreement;

(c) Except with respect to the Assumed Liabilities, any and all claims, liabilities, and obligations arising out of the operation of the Acquired Assets or any business carried on by Seller on or prior to the Closing Date; and

(d) any claim or liability arising out of or with respect to Retained Liabilities.

Section 9.03 Claims.

(a) In the event that a party desires to make a claim against the other party under Section 9.02 or 9.04 hereof in connection with any action, suit, proceeding, or demand at any time instituted against or made upon that party (the “Indemnified Party”) for which that party may seek indemnification hereunder (a “Claim”), that party shall notify the other party (the “Indemnifying Party”) of such Claim and of Indemnified Party’s claim of indemnification with respect thereto, provided that failure of Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article IX, except to the extent, if at all, that Indemnifying Party shall have been prejudiced thereby. Upon receipt of such notice from Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Claim, and if and only if each of the following conditions is satisfied, Indemnifying Party may assume the defense of such Claim:

(i) Indemnifying Party confirms in writing that they are obligated hereunder to indemnify Indemnified Party with respect to such Claim; and

(ii) Indemnified Party does not give Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by Indemnified Party’s own counsel advisable.

Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Claim, the defense of which has been assumed by Indemnifying Party pursuant hereto, but Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation. If Indemnifying Party assumes any defense, Indemnifying Party may not settle the underlying dispute without the prior approval of Indemnified Party unless Indemnified Party receives a full release as a part of the settlement and such settlement does not adversely impact the assets or business of the Indemnified Party from and after the Closing.

(b) In the event of any Claims under Section 9.02 or 9.04 hereof, Indemnified Party shall advise Indemnifying Party, in writing, of the amount and circumstances surrounding such liquidated Claim. With respect to liquidated Claims, if within thirty (30) days Indemnifying Party has not contested such Claim in writing, Indemnifying Party will pay the full amount thereof within ten (10) days after the expiration of such period. Notwithstanding anything to the contrary herein contained, Buyer shall not be entitled to indemnification for Claims under Section 9.02 except to the extent the aggregate amount for all such Claims exceeds $250, 000. Once such threshold is satisfied, Seller shall be liable for all Claims of Buyer in excess of the $250,000 threshold; provided, however, that except for Claims under Sections 6.11 and 6.14, Seller shall not be liable for Claims which exceed the aggregate amount equal to $35.0 million, which obligation will only survive through the eighteenth (18th ) month after the Closing, as set forth in Section 9.01, above. With respect to those Claims that survive the Closing for more than eighteen months under Sections 6.11 and 6.14, (i) Seller shall not be liable for Claims under Section 6.11 which exceed the aggregate Purchase Price, and (ii) Seller will not be liable for Claims under Section 6.14 that exceed the aggregate Purchase Price during the first twenty-four (24) months after the Closing, and for the 25th through the 36th months after the Closing, Seller will not be liable for Claims under Section 6.14 that exceed $55 million, and for the 37th through the 48th months after Closing, Seller will not be liable for Claims under Section 6.14 that exceed $40 million, and for the 49th through the 60th month after Closing, Seller will not be liable for Claims under Section 6.14 that exceed $20 million, and after the 60th month, Seller will not be liable to Buyer for Claims with respect to Section 6.14, as provided in Section 9.01, above.

Section 9.04 Buyer Indemnity. Buyer agrees to indemnify and hold Seller and Principal harmless from and with respect to any and all claims, liabilities, losses, damages, costs, and expenses, including, without limitation, the fees and disbursements of counsel, related to or arising directly or indirectly out of any of the following:

(a) any inaccuracies in any representation or warranty made by Buyer in or pursuant to this Agreement or any failure or breach by Buyer of any pre-closing covenant, obligation, or undertaking made by Buyer in this Agreement;

(b) any failure or breach by Buyer of any post-closing covenant/obligation or undertaking made by Buyer in this Agreement;

(c) any and all claims, liabilities, and obligations arising out of the operation of the Acquired Assets or any business carried on by Buyer after the Closing Date;

(d) any claim or liability arising out of or with respect to all Assumed Liabilities, including all liabilities for the express assumption of the Scheduled Contracts.

ARTICLE X

TERMINATION

Section 10.01 Termination. At any time prior to the Closing Date, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;

(b) by Buyer, if (i) there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within 30 days after written notice thereof from Buyer.

(c) by Seller, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within 30 days after written notice thereof from Seller; or

(d) by either Buyer or Seller if any governmental authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

Section 10.02 Effect of Termination. In the event this Agreement is terminated for any reason other than those conditions described in Sections 10.01(a), (b) or (d), or Buyer fails to comply with this Agreement for any other reason, Seller will be entitled to receive as liquidated damages, a sum equal to $5,000,000 to be payable from the Earnest Money Deposit. Upon payment of the sum of $5,000,000 from the Earnest Money to the Seller pursuant to this Section 10.2, this Agreement shall forthwith become void and have no effect. Seller and Buyer each agrees to execute and deliver to the Escrow Agent such documentation as Escrow Agent may require to obtain the release and refund of the amount of the Earnest Money Deposit as herein contemplated. In the event that Seller terminates this Agreement for any reason other than those conditions described in Sections 10,01(a), (c) or (d), Buyer will be entitled to receive, as liquidated damages, a sum equal to $5,000,000 from the Seller. Upon payment of the liquidated damages from Seller to Buyer pursuant to this Section 10.2, this Agreement shall forthwith become void and have no effect. If this Agreement is terminated for any reason, and if within ten (10) days after the termination the Seller sends written notice to the Buyer, Buyer will reimburse Seller for all sums actually expended for capital expenditures pursuant to Schedule 2.01, and upon receipt of payment therefor, the Seller will deliver and convey to the Buyer all such equipment purchased pursuant to Schedule 2.01.

ARTICLE XI

GENERAL

Section 11.01 Expenses. All expenses of the preparation, execution, and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys’, accountants’, and outside advisers’ fees and disbursements, shall be borne by the party incurring such expenses.

Section 11.02 Notices. All notices, demands, and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally, or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

If to Seller, to:

Bayou Tank Services, Ltd.

800 Gessner, Suite 1000

Houston, Texas, 77024

Attention: Richard E. Agee

If to Buyer, to:

410 Roberts,

Houston, TX 77003

Attention: Craig M. Johnson

Section 11.03 Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

Section 11.04 Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Texas.

Section 11.05 Sections and Section Headings. All enumerated subdivisions of this Agreement are herein referred to as “section” or “subsection.” The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

Section 11.06 Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 11.06 shall prevent Buyer, without the consent of Seller, from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with Buyer.

Section 11.07 No Third Party Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation, other than Seller and Buyer and their respective shareholders, any rights or remedies under or by reason of this Agreement.

Section 11.08 Rules of Construction.

(a) In this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number and words of the masculine gender shall include the feminine and the neuter, and, when the sense so indicates, words of the neuter gender may refer to any gender.

(b) The terms “affiliate” or “affiliates” as used in this Agreement shall mean with respect to any person, any person which, directly or indirectly, controls, is controlled by, or is under a common control with, such person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(c) The term “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(d) The term “Knowledge” as to Seller shall mean the actual knowledge of the directors and officers of Seller, without any requirement for independent inquiry.

Section 11.09 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as an instrument under seal as of the date and year first above written.

SELLER:

Bayou Tank Services, Ltd.

By: Bayou Tank Company, its General Partner

By:	/s/ Richard E. Agee

Name:	Richard E. Agee
Title:	President

Bayou Tank Company

By:	/s/ Richard E. Agee

Name:	Richard E. Agee
Title:	President

Executed solely for the purposes of Section 9.02

PRINCIPAL:

/s/ Richard E. Agee
Richard E. Agee

BUYER:

Stallion Production Services, LP

By: Stallion Acquisition, LLC, its general partner

By:	/s/ Craig M. Johnson

Name:	Craig M. Johnson

Title:	President

Executed solely for the purposes of Section 8.04, by the Designated Principals:

/s/ Brett Agee
Brett Agee, Individually

/s/ Richard E. Agee
Richard E. Agee, Individually

/s/ Nyron Devenish
Nyron Devenish, Individually